As filed with the Securities and Exchange Commission on June 23, 2015.

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

omega protein corporation

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	76-0562134 (I.R.S. Employer Identification No.)

2105 City West Blvd., Suite 500 Houston, Texas 77042 (Address of Principal Executive Offices) (Zip Code)

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omega protein corporation

2015 long term Incentive Plan

(Full Title of the plan)

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Name, Address and Telephone Number of Agent for Service: John D. Held, Esq. Executive Vice President, General Counsel and Secretary 2105 City West Blvd., Suite 500 Houston, Texas 77042 (713) 940-6116	Copy of Communications to: Robert G. Reedy, Esq. E. James Cowen, Esq. Porter Hedges LLP 1000 Main Street, 36th Floor Houston, Texas 77002-6341 (713) 226-6674

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $.01 per share	1,055,000	$13.71	$14,464,050	$1,680.72

(1)

Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the Omega Protein Corporation 2015 Long Term Incentive Plan.

(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the New York Stock Exchange on June 17, 2015, $13.71.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Omega Protein Corporation, a Nevada corporation (the “Company” or the “Registrant”), prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register an aggregate of 1,055,000 shares of the Company’s common stock that may be issued pursuant to the Omega Protein Corporation 2015 Long Term Incentive Plan (the “Plan”). The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 11, 2015 (File No. 001-14003);

●	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on May 11, 2015 (File No. 001-14003);

●	A description of the Company’s capital stock contained in the Company’s Form 8-A filed with the Commission on July 1, 2010 (File No. 001-14003); and

●

The Company’s Current Reports on Form 8-K, filed with the Commission on January 6, 2015, January 21, 2015, and February 27, 2015 (File No. 001-14003) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

John D. Held, who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Company as its Executive Vice President, General Counsel and Secretary. Mr. Held owns shares of the Company’s common stock and restricted shares of the Company’s common stock and options to purchase shares of the Company’s common stock as a participant in the Company’s employee benefit plans, and is eligible to receive awards under the Plan.

Item 6. Indemnification of Officers and Directors.

The Company’s Articles of Incorporation and Bylaws limit the liability of directors to the fullest extent permitted by Nevada law. This is intended to allow the Company’s officers and directors the benefit of the Nevada Corporation Law which provides that directors of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the willful or grossly negligent payment of unlawful distributions.

The Nevada Corporation Law and the Company’s Articles of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit or proceeding to which such person is named a party by reason of having acted or served in such capacity, if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to judgments or settlements obtained against a director, officer, employee or agent of the Company resulting from lawsuits filed by the Company or derivative suits filed on behalf of the Company, such a person cannot be indemnified for such expenses unless and only to the extent that a court determines that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses. The Company has entered into indemnification agreements with its officers and directors which provide for indemnification and advancement of expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits, attached hereto, which Index to Exhibits is hereby incorporated into this Item 8.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 23rd day of June, 2015.

OMEGA PROTEIN CORPORATION

By:	/s/ Bret D. Scholtes
Bret D. Scholtes
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bret D. Scholtes, John D. Held or Andrew C. Johannesen, or either of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bret D. Scholtes	Chief Executive Officer, President and Director	June 23, 2015
Bret D. Scholtes	(Principal Executive Officer)

/s/ Andrew C. Johannesen	Executive Vice President and Chief Financial Officer	June 23, 2015
Andrew C. Johannesen	(Principal Financial Officer)

/s/ Gregory P. Toups	Vice President and Chief Accounting Officer	June 23, 2015
Gregory P. Toups	(Principal Accounting Officer)

/s/ Gary R. Goodwin	Chairman of the Board	June 23, 2015
Gary R. Goodwin

/s/ Gary L. Allee	Director	June 23, 2015
Gary L. Allee

/s/ Stephen Bryan	Director	June 23, 2015
Stephen Bryan

/s/ Gary J. Ermers	Director	June 23, 2015
Gary J. Ermers

/s/ Paul M. Kearns	Director	June 23, 2015
Paul M. Kearns

/s/ David A. Owen	Director	June 23, 2015
David A. Owen

/s/ David W. Wehlmann	Director	June 23, 2015
David W. Wehlmann

INDEX TO EXHIBITS

Exhibit No.	Description
4.1

Omega Protein Corporation 2015 Long Term Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2015).

*5.1	Opinion of Counsel with respect to the legality of the securities.

*23.1	Consent of PricewaterhouseCoopers LLP

*23.2	Consent of Counsel (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page of this registration statement).

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* Filed herewith.